Exhibit 99.1

PRESS RELEASE

By:          Expeditors International of Washington, Inc.

1015 Third Avenue, Suite 1200

Seattle, Washington 98104

CONTACT:	Peter J. Rose
Chief Executive Officer
	(206) 674-3400	FOR IMMEDIATE RELEASE

EXPEDITORS NAMES R. JORDAN GATES PRESIDENT AND CHIEF OPERATING OFFICER AND TIMOTHY C. BARBER PRESIDENT-GLOBAL SALES AND MARKETING

SEATTLE, WASHINGTON – November 8, 2007, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced the appointment of R. Jordan Gates to the office of President and Chief Operating Officer and the appointment of Timothy C. Barber as President-Global Sales and Marketing, both effective January 1, 2008. The promotion of Mr. Gates from the position of Executive Vice President-Chief Financial Officer fills the vacancy caused by the May 2007 retirement of Glenn M. Alger. Mr. Gates will continue on as the Chief Financial Officer until a replacement is announced.

“It is with great pleasure and honor that we announce the appointment of Jordan as President and Chief Operating Officer and Tim as President-Global Sales and Marketing. Jordan, now in his seventeenth year with the Company, has always done well above and beyond what was asked of him. Tim, now in his twenty-second year has a hand in so many accounts, too many to count, of new business that has helped put us where we are today.” said Peter J. Rose, Chairman and Chief Executive Officer.

Mr. Gates began his career in February 1991 as its Controller-Europe. He was appointed Senior Vice President-Chief Financial Officer and Treasurer in January 1998. In May 2000, Mr. Gates was elected Executive Vice President-Chief Financial Officer. Also in May 2000, he was elected as a member of our Board of Directors.

Mr. Barber began his career with Expeditors in May 1986. He was promoted to District Manager of the Seattle branch in January 1987 and Regional Vice President in January 1993. Mr. Barber was elected Vice President-Sales and Marketing in 1993 and Senior Vice President-Sales and Marketing in January 1998. In September 1999, Mr. Barber was elected Executive Vice President-Global Sales.

“With these two appointments I just wish to reaffirm our organic growth and promoting from within as we have lots of talent in this Company and will always strive to develop our own people – the best in the industry.” said Rose.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 174 full-service offices, 63 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.